Exhibit 5.3

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

July 22, 2015

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Ladies and Gentlemen:

We have acted as counsel to WPX Energy, Inc. a Delaware corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (File No. 333-198523) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) the issuance and sale by the Company of $500,000,000 aggregate principal amount of 7.50% Senior Notes due 2020 (the “2020 Notes”) and $500,000,000 aggregate principal amount of 8.25% Senior Notes due 2023 (the “2023 Notes,” together with the 2020 Notes, the “Notes”). The Notes were issued under a base indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), dated as of September 8, 2014, as supplemented by the second supplemental indenture, dated as of July 22, 2015 (the “Indenture”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company (including all amendments thereto); (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the prospectus, dated July 14, 2015, contained within the Registration Statement; (v) the preliminary prospectus supplement related to the Notes, dated July 14, 2015; (vi) the free writing prospectus related to the Notes, dated July 15, 2015; (vii) the free writing prospectus related to the Notes, dated July 17, 2015; (viii) the prospectus supplement related to the Notes, dated July 17, 2015; (ix) the Indenture; (x) the Notes; (xi) the Underwriting Agreement related to the Notes, dated July 17, 2015, between the Company and Barclays Capital Inc., as representative of the several underwriters named in Exhibit A thereto; and (xii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

July 22, 2015

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the Notes (assuming due authentication and delivery of the Notes by the Trustee in accordance with the terms of the Indenture) have been duly executed and authenticated in accordance with the Indenture and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ WEIL, GOTSHAL & MANGES LLP